CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 215 to the Registration Statement (Form N-1A, No. 002-11357) of our reports dated October 22, 2018, on the financial statements and financial highlights of Neuberger Berman Guardian Fund included in the August 31, 2018 Annual Reports to Shareholders of Neuberger Berman Equity Funds.

/s/ Ernst & Young LLP

Boston, Massachusetts
 March 28, 2019